Exhibit 10.63

[LOGO] ANHEUSER-BUSCH, INC.

March 1, 2007

Mr. Rodney C. Sacks

Chairman and Chief Executive Officer

Hansen Beverage Company

1010 Railroad Street

Corona, CA 92882

LETTER AGREEMENT

Re:

Amended and Restated Monster Beverages Off-Premise Distribution Coordination Agreement signed on August 10, 2006 and deemed effective May 8, 2006 (the "Monster Off- Premise Coordination Agreement") between Hansen Beverage Company ("Hansen") and Anheuser-Busch, Incorporated ("AB")

Dear Mr. Sacks:

This Letter Agreement is intended to evidence Hansen's and AB's mutual agreement to amend and clarify certain terms of the Monster Off-Premise Coordination Agreement.

1.	The following is added as Section 27 to the Monster Off-Premise Coordination Agreement:

"27.	Insurance.

27.1.     Hansen records that as of September 30, 2006 it maintained the following types and amounts of insurance ("Current Insurance"):

A.) Commercial General Liability insurance with Product Liability coverage for the sale of products in an amount of $1,000,000 each occurrence and $2,000,000 in the aggregate.

B.) Umbrella Liability insurance which provides excess coverage to the insurance outlined in A above in an amount of $20,000,000 each occurrence and $40,000,000 in the aggregate.

27.2.     Hansen agrees that during the term of this Agreement it will use reasonable commercial efforts to maintain in effect policies of insurance with reasonably comparable terms and benefits to the Current Insurance provided, however, that Hansen is able to procure and maintain such insurance at comparable cost and premiums, and on terms and with benefits that are comparable to the Current Insurance. Notwithstanding the foregoing and in addition thereto, Hansen shall be entitled to alter the types and/or terms and/or reduce the benefits of the insurance to such levels as Hansen reasonably determines are commercially reasonable or appropriate in the circumstances and which may include, without limitation, a drop in Hansen sales levels or a change in financial conditions but to no

Mr. Rodney C. Sacks

Hansen Beverage Company

March 1, 2007

less Product Liability insurance coverage than $10,000,000 each occurrence and $20,000,000 in the aggregate (the "Reduced Minimum Insurance"), provided that the insurance premium/s payable by Hansen for the Reduced Minimum Insurance at any tune (including without limitation any additional premium/s that may be necessary to provide all material terms and benefits, including without limitation the applicable deductible and excess requirements and coverage benefits that are provided under the Current Insurance), do not exceed 50% of the premium/s payable with respect to the Current Insurance multiplied by a fraction of the nominator of which is Hansen's net income during the twelve (12) month period ended on the last day of the calendar month preceding the proposed insurance policy/ies effective date and the denominator is Hansen's net income for the 2006 calendar year.

27.3.     Hansen agrees to procure that the insurers of the policies of insurance maintained in accordance with this Section 27 shall issue to AB a certificate naming AB as an additional named insured thereunder, and Hansen shall, from time to time, provide AB with evidence of such insurance."

2.           Except as otherwise specified in Section 4 below, Hansen and AB agree that the Hansen Beverage Company Monster Beverages Off-Premise Distribution Agreement attached to this Letter Agreement as Exhibit A (in each case, a "Buy-Out Distribution Agreement") shall (a) replace the Hansen Beverage Company Monster Beverages Off-Premise Distribution Agreement attached to the Monster Off-Premises Coordination Agreement as Exhibit A, and (b) each such Buy-Out Distribution Agreement executed and delivered by Hansen and the applicable Accepted Distributor shall be treated as a Distribution Agreement for purposes of the Monster Off-Premise Coordination Agreement.

3.           Each Hansen Beverage Company Monster Beverages Off-Premise Distribution Agreement in affect between Hansen and any AB Distributor as of the date of this Letter Agreement (each an "Existing Monster Off-Premise Distribution Agreement") shall be amended pursuant to the terms of the form of amendment attached to this Letter Agreement as Exhibit B, subject in each case to the applicable AB Distributor's willingness to sign and deliver said amendment to Hansen. Each Existing Monster Off-Premise Distribution Agreement, whether or not amended as specified above, shall continue to be a "Distribution Agreement" for purposes of the Monster Off-Premise Coordination Agreement.

4.            From time to time Hansen may reasonably determine, due to applicable Federal or State law, that the Accepted Distributor should be the assignee of an existing Hansen distributor's right to distribute some or all of the Products, in which event no Buy-Out Contribution is paid by the Accepted Distributor to Hansen. In those instances, AB and Hansen agree that promptly after any such assignment (a) Hansen shall terminate the assigned distribution agreement, (b) upon execution and delivery by the applicable Accepted Distributor, Hansen shall execute and deliver the form of Hansen Beverage Company Monster Beverages Off-Premise Distribution Agreement (No Buy-Out Contribution) attached to this Letter Agreement as Exhibit C (in each case, a "No Buy-Out Distribution Agreement"), and (c) upon execution and delivery by both Hansen and the applicable Accepted Distributor, any such No Buy-Out Distribution Agreement shall be treated as a Distribution Agreement for purposes of the Monster Off-Premise Coordination Agreement. If any such No Buy-Out

Mr. Rodney C. Sacks

Hansen Beverage Company

March 1, 2007

Distribution Agreement is terminated by Hansen without cause, a termination fee will be payable to AB by Hansen pursuant to the terms of Section 18.6 of the Monster Off-Premise Coordination Agreement; provided, however, that for purposes of determining that termination fee, the following language found in Section 18.6(b)(i), Section 18.6(b)(ii), and Section 18.6(b)(iii) of the Monster Off-Premise Coordination Agreement: "the aggregate amount of all Buy-Out Contributions previously paid to Hansen by the applicable AB/Hansen Distributor with respect to the terminated Distribution Agreement" shall in each case be replaced with the following language:

"the Agreed Amount specified in the terminated Distribution Agreement."

5.            The defined term "Aggregate Buy-Out Contribution" referenced in Section 18.1 of the Monster Off-Premise Coordination Agreement is amended to mean: "the aggregate amount of all Buy-Out Contributions previously paid by AB/Hansen Distributors and all Agreed Amounts specified in the Distribution Agreements that Hansen is obligated to terminate without cause pursuant to the terms of Section 14.3."

6.            Except as specifically provided, nothing contained in this Letter Agreement will be construed as amending, modifying or novating the Monster Off-Premises Coordination Agreement. This Letter Agreement will be effective upon your signing and our countersigning below. Any capitalized term not otherwise defined in this Letter Agreement shall have the same meaning given to such term in the Monster Off-Premise Coordination Agreement.

Please execute this Letter Agreement in the space provided below if you agree with the terms and conditions set forth above.

Sincerely,

Anheuser-Busch, Incorporated

By:	_/s/ David A. Peacock___
David A. Peacock
Vice President

Hansen agrees to be bound by the terms set forth above.

Hansen Beverage Company

By:	_/s/ Rodney C. Sack____	Date: __3/6/2007______
Rodney C. Sack
Chief Executive Officer

Exhibit A

Form of Hansen Beverage Company Monster Beverages Off-Premise Distribution Agreement (with Buy-Out Contribution)

[See Exhibit 10.1]